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                                                                       Exhibit 5

                          [McGuireWoods LLP Letterhead]


                                  May 22, 2002

Consolidated Natural Gas Company
120 Tredegar Street
Richmond, VA  23219

                        Consolidated Natural Gas Company
                           Medium-Term Notes, Series A

Ladies and Gentlemen:

         We have been requested, as your special tax counsel, to render federal tax advice in connection with the (i) Registration Statement on Form S-3 (File No. 333-85580) (the "Registration Statement") filed by Consolidated Natural Gas Company (the "Company") and CNG Capital Trust II with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), Senior Debt Securities, Junior Subordinated Debentures, and Trust Preferred Securities and Related Guarantee, from the sale of which the Company may receive proceeds of up to $1,500,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the offering of up to U.S. $1,5000,000,000 maximum aggregate principal amount of your Medium-Term Notes, Series A (the "Notes") as described in the Company's Prospectus, dated April 23, 2002 (the "Prospectus"), which is a part of the Registration Statement, and Prospectus Supplement, dated May 22, 2002 (the "Prospectus Supplement"). The Notes will be offered on a continuing basis under an Indenture, dated as of April 1, 2001, as previously supplemented and as further supplemented by a Fourth Supplemental Indenture, dated as of May 1, 2002 between the Company and Bank One Trust Company, National Association, as Trustee (the Indenture, as supplemented, is referred to herein as the "Indenture"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

         We have reviewed copies of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement and (iv) the Indenture. In addition, we have reviewed such other documents and made such other factual and legal inquiries as we have considered necessary for purposes of this opinion.

         In particular, we have reviewed the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" and hereby advise you that we are of the opinion that, under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences

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Consolidated Natural Gas Company
May 22, 2002
Page 2

of the purchase, ownership and disposition of the Notes, such discussion constitutes an accurate summary of the matters discussed therein in all material respects.

         In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the headings "Certain United States Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                            Very truly yours,


                                                            /s/ McGuireWoods LLP